U.S. GEOTHERMAL INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual general meeting (the “Meeting”) of the shareholders of U.S. Geothermal Inc. (the “Company”) will be held in the Boardroom of Pacific Corporate Trust Company, 2nd Floor, 510 Burrard Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) on Thursday, September 20, 2007, for the following purposes:

1.	To receive the audited financial statements of the Company for the fiscal period ending March 31, 2007, together with the auditor’s report thereon.

2.	To appoint the auditor for the Company and to authorize the Audit Committee to fix the remuneration to be paid to the auditor.

3.	To elect directors for the ensuing year.

4.	To authorize segregation of Directors into three classes with staggered elections, and require two third affirmative vote to make any subsequent amendments to this procedure.

6.	To authorize issuance of up to 100,000,000 shares of blank check preferred stock as deemed necessary by the Board of Directors.

7.	To transact such other business as may be brought before the Meeting.

A member entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote in his stead. If you are unable to attend the Meeting in person, please read the notes accompanying the instrument of proxy enclosed and then complete and return the proxy within the time set out in the notes. As set out in the notes, the enclosed instrument of proxy is solicited by management, but you may amend it, if you so desire, by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the Meeting.

DATED at Boise, Idaho, the 13th day of August, 2007.

BY ORDER OF THE BOARD

“Daniel Kunz”
Director